Exhibit 99.1

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Contact: Liz Sharp, VP Investor Relations

American Outdoor Brands Corporation

(413) 747-6284

lsharp@aob.com

American Outdoor Brands Corporation

Announces Leadership Transition

SPRINGFIELD, Mass., January 15, 2020 — American Outdoor Brands Corporation (NASDAQ Global Select: AOBC), today announced that its Board of Directors has named Mark P. Smith and Brian D. Murphy as co-Presidents and co-Chief Executive Officers of American Outdoor Brands Corp., effective immediately. Smith was most recently President of the Manufacturing Services Division of the company, while Murphy was most recently President of the Outdoor Products & Accessories Division. In their co-leadership roles, Smith and Murphy succeed James Debney, who has separated as President and Chief Executive Officer and as a Director of the company, following the determination by the Board of Directors that he engaged in conduct inconsistent with a non-financial company policy.

The company is proceeding with its previously announced plan to spin-off its outdoor products and accessories business as a tax-free stock dividend to its stockholders in the second half of calendar 2020, a transaction that would create two independent publicly traded companies: Smith & Wesson Brands, Inc. (which would encompass the firearm business) and American Outdoor Brands, Inc. (which would encompass the outdoor products and accessories business). Jeffrey D. Buchanan, Chief Financial Officer, will continue to serve as the lead executive on coordinating and executing the separation of the two businesses.

Upon completion of the transaction, and as previously announced, Smith will become President and CEO of Smith & Wesson Brands, Inc. Also upon completion of the transaction, Brian D. Murphy, currently President of the company’s Outdoor Products & Accessories Division, will become President and CEO of American Outdoor Brands, Inc.

Barry M. Monheit, Chairman of the Board, said, “We appreciate James’ contributions toward the growth and development of our company and its infrastructure. The Board believes the company is fortunate to have two highly capable and experienced leaders in Mark Smith and Brian Murphy. Each has played a critical role in the development of our strategic plans, including our intention to establish each business as an independent, publicly traded company. In addition, Mark and Brian have each demonstrated, through years of leadership and service, their extensive knowledge of and passion for our company, our customers, and our industries. Their capabilities and objectives position them well to share the combined CEO role as the team completes the separation of our two businesses later in 2020. The Board has every confidence that they will provide the vision and determination to lead each independent company and its highly respected brand portfolio toward a successful future.”

About American Outdoor Brands Corporation

American Outdoor Brands Corporation (NASDAQ Global Select: AOBC) is a provider of quality products for shooting, hunting, and rugged outdoor enthusiasts in the global consumer and professional markets. The Company reports two segments: Firearms and Outdoor Products & Accessories. Firearms manufactures handgun, long gun, and suppressor products sold under the iconic Smith & Wesson®, M&P®, Thompson/Center Arms™, and Gemtech® brands, as well as provides forging, machining, and precision plastic injection molding services. AOB Outdoor Products & Accessories is an industry leading provider of shooting, reloading, gunsmithing and gun cleaning supplies, specialty tools and cutlery, and electro-optics products and technology for firearms. This segment produces innovative, top quality products under the brands Caldwell®; Crimson Trace®; Wheeler®; Tipton®; Frankford Arsenal®; Lockdown®; BOG®; Hooyman®; Smith & Wesson® Accessories; M&P® Accessories; Thompson/Center Arms™ Accessories; Performance Center® Accessories; Schrade®; Old Timer®; Uncle Henry®; Imperial®; BUBBA®; UST®; and LaserLyte. For more information on American Outdoor Brands Corporation, call (844) 363-5386 or log on to www.aob.com.

Safe Harbor Statement

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and we intend that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include, among others, the effects, timing, and tax-free nature of the spin-off; the anticipated President and CEO of each company following the spin-off; and the confidence that they will provide the vision and determination to lead each independent company and its highly respected brand portfolio toward a successful future. We caution that these statements are qualified by important risks, uncertainties, and other factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include, among others, economic, social, political, legislative, and regulatory factors; the potential for increased regulation of firearms and firearm-related products; actions of social activists that could have an adverse effect on our business; the impact of lawsuits; the demand for our products; the state of the U.S. economy in general and the firearm industry in particular; general economic conditions and consumer spending patterns; our competitive environment; the supply, availability, and costs of raw materials and components; the impact of protectionist tariffs and trade wars; speculation surrounding fears of terrorism and crime; our anticipated growth and growth opportunities; our ability to increase demand for our products in various markets, including consumer, law enforcement, and military channels, domestically and internationally; our penetration rates in new and existing markets; our strategies; our ability to maintain and enhance brand recognition and reputation; risks associated with the establishment of our new 630,000 square foot Logistics & Customer Services facility in Missouri; our ability to introduce new products; the success of new products; our ability to expand our markets; our ability to integrate acquired businesses in a successful manner; the general growth of our outdoor products and accessories business; the potential for cancellation of orders from our backlog; and other risks detailed from time to time in our reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended April 30, 2019.